Exhibit 99.1

news release

Enbridge Energy Partners Prices 5.2 Million Class A Common Units Offering

HOUSTON, November 10, 2010 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today that it has priced an underwritten public offering of 5.2 million of its Class A Common Units at a price to the public of $60.12 per unit. The offering is expected to close on November 15, 2010.

Enbridge Partners also granted the underwriters a 30-day option to purchase up to an additional 780,000 Class A Common Units to cover any over-allotments.

The Partnership expects net proceeds from the offering will be approximately $302 million. Net proceeds will be used to repay a portion of its outstanding commercial paper and any credit facility borrowings that were used to finance a portion of its acquisition of the entities that comprise the Elk City Gathering and Processing System and to fund a portion of its capital expansion projects.

Morgan Stanley, BofA Merrill Lynch, J.P. Morgan, RBC Capital Markets, UBS Investment Bank and Wells Fargo Securities are joint book-running managers for the offering. This offering is made pursuant to an effective shelf registration statement and prospectus filed by the Partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein, nor shall there be any sale of these common units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan
Attn: Prospectus Dept.	Attn: Prospectus Dept.	Attn: Broadridge Financial Solutions
180 Varick Street, 2nd Floor New York, NY 10014 Tel: (866) 718-1649 Email: prospectus@ morganstanley.com	4 World Financial Center New York, NY 10080 Email: dg.prospectus_ requests@ baml.com	1155 Long Island Avenue Edgewood, New York 11717 Tel: (866) 803-9204

RBC Capital Markets Attn: Equity Syndicate Three World Financial Center 200 Vesey Street, 8th Floor New York, NY 10281-8098 Tel: (877) 822-4089	UBS Investment Bank Attn: Prospectus Dept. 299 Park Avenue New York, NY 10171 Tel: (888) 827-7275	Wells Fargo Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, NY 10152 Tel: (800) 326-5897 Email: cmclientsupport@ wellsfargo.com

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE:EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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